EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-90319 and 333-90313) on Form S-8 pertaining to the Stock Option Plan and the Directors' Stock Option Plan of CareAdvantage, Inc. of our report dated March 31, 2008, with respect to the audit of the consolidated financial statements of CareAdvantage, Inc. included in the Annual Report on Form 10-KSB for the year ended December 31, 2007.

/s/ Eisner, LLP

New York, NY
March 31, 2008